Exhibit (9)(ii) under Form N-1A
                                                Exhibit 10 under 601/Reg. S-K

                      SHAREHOLDER SERVICES SUB-CONTRACT

     This Agreement is made between National Pension Alliance, Ltd. ("Provider") and Federated Shareholder Services ("FSS") on behalf of the investment companies listed in Exhibit A hereto (the "Funds"), for whom FSS administers the Shareholder Services Plan ("Plan") and who have approved this form of Agreement. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. FSS hereby appoints Provider to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds. Provider further agrees to provide FSS, upon request, a written description of the Services which Provider is providing hereunder. FSS understands and agrees that the services Provider agrees to provide under this Agreement may be provided through service providers who are independent contract administrators ("SP") with whom Provider has agreements to provide such services on its behalf. Neither Provider nor the SPs may effect any transactions in, or induce or attempt to induce the purchase or sale of, any shares of the Funds, except as permitted by law.

     2. During the term of this Agreement, FSS will pay the Provider fees as set forth in a written schedule delivered to the Provider pursuant to this Agreement. The fee schedule for Provider may be changed by FSS sending a new fee schedule to Provider pursuant to Paragraph 9 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter. To enable the


Funds to comply with an applicable exemptive order, Provider represents that the fees received pursuant to this Agreement will be disclosed to its customers, will be authorized by its customers, and will not result in an excessive fee to the Provider.

     3. The Provider understands that the Department of Labor views ERISA as prohibiting fiduciaries of discretionary ERISA assets from receiving shareholder service fees or other compensation from funds in which the fiduciary's discretionary ERISA assets are invested. To date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciaries from this interpretation. Without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary assets in any fund pursuant to an arrangement where the fiduciary is to be compensated by the fund for such investment. Receipt of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties.

     4. The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund. This paragraph 4 will survive the term of this Agreement.

     5. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of each Fund, including a majority of the members of the Board of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Plan or in any related documents to
FSS subcontract                    2


the Plan ("Disinterested Board Members") cast in person at a meeting called for that purpose.

     6. Notwithstanding paragraph 5, this Agreement may be terminated as follows:

          (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Board Members of the Fund or by a vote of a majority of the outstanding voting securities of the Fund as defined in the Investment Company Act of 1940 on not more than sixty
      (60) days' written notice to the parties to this Agreement;

          (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

          (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

      After the date of a termination pursuant to subparagraph 6(c) as to any Fund, FSS will not be obligated to pay Provider the fees set forth in the written schedule referred to in paragraph 2 with respect to any shares of such Fund that are first placed or purchased in Provider customer accounts after the date of such termination. If FSS terminates this Agreement pursuant to subparagraph 6(c), FSS will remain obligated to pay Provider such fees as to each share of such Fund that was considered in the calculation of such fees as of the date of such termination (a "Pre-Termination Share"), for so long as such Pre-Termination Share is held in any of Provider customer
FSS subcontract                    3


      accounts and Provider continues to perform the services contemplated by this Agreement, but only so long as the Shareholder Services Agreement between FSS and the Funds remains in effect. FSS will not be obligated to pay Provider fees relating to Pre-Termination Shares if this Agreement is terminated pursuant to subparagraph 6(a) or 6(b). Further, the provisions of this Agreement will remain in full force and effect as to such Pre-Termination Shares to the extent necessary for each party to perform its obligations with respect to Pre-Termination Shares for which fees continue to be due subsequent to termination.

     7. The Provider agrees to obtain any taxpayer identification number certification from its customers required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide the Fund or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.


     8. The execution and delivery of this Agreement have been authorized by the Trustees of FSS and signed by an authorized officer of FSS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of FSS, but bind only the trust property of FSS as provided in the Declaration of Trust of FSS.


FSS subcontract                    4


     9. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to FSS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention:
President; and if delivered to Provider at National Pension Alliance, Ltd., Corbel/NPA, Inc. General Partner, Attention: Don Mackanos; 1660 Prudential Drive, Jacksonville, Florida 32207.

     10. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 5 and 6, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

     11. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     12. This Agreement shall not be assigned by any party without the prior written consent of FSS in the case of assignment by Provider, or of Provider in the case of assignment by FSS, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party.
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     13.  This Agreement may be amended by FSS from time to time by the following procedure. FSS will mail a copy of the amendment to the Provider's address, as shown below. If the Provider does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. The Provider's objection must be in writing and be received by FSS within such thirty days.

     14. This Agreement may be terminated with regard to a particular Fund or Class at any time, without the payment of any penalty, by FSS (subject to the same fee continuation provisions set forth in paragraph 6 above with respect to a termination under subparagraph 6(c)) or by the vote of a majority of the Disinterested Trustees or Directors, as applicable, or by a majority of the outstanding voting securities of the particular Fund or Class on not more than sixty (60) days' written notice to the Provider. This Agreement may be terminated by Provider on sixty (60) days' written notice to FSS.

     15. The Provider acknowledges and agrees that FSS has entered into this Agreement solely in the capacity of agent for the Funds and administrator of the Plan.








FSS subcontract                    6










                              NATIONAL PENSION
                              ALLIANCE,LTD.

                              By: CORBEL/NPA, INC.,
                                     General Partner
                                     1660 Prudential Drive
                                     Jacksonville, FL 32207

 Dated:  September 19, 1994       By:/s/Stuart Hack
                                        Authorized Signature

                              Senior Vice President
                              Title

                              Stuart Hack
                              Print Name of Authorized Signature



                         FEDERATED SHAREHOLDER SERVICES
                         Federated Investors Tower
FSS subcontract                    7


                         Pittsburgh, Pennsylvania 15222-3779


                         By: /s/Thomas J. Ward
                            Vice President

                           Thomas J. Ward
                           Print Name of Authorized Signature




             EXHIBIT A to Shareholder Services Sub-Contract with
                       National Pension Alliance, Ltd.



Funds covered by this Agreement:

     Federated U.S. Government Securities Fund:  1-3 Years (Institutional
       Service Shares) (formerly, Federated Short-Intermediate Trust) Federated Arms Fund (Institutional Service Shares)
     Federated U.S. Government Securities Fund:  2-5 Years (Institutional
       Service Shares) (formerly, Federated Intermediate Government Trust) Intermediate Income Fund (Institutional Service Shares)
     Federated Income Trust (Institutional Service Shares)
     Federated GNMA Trust (Institutional Service Shares)
     Federated Max-Cap Fund (Institutional Service Shares)
     Federated Managed Growth and Income Fund (Institutional Shares)
FSS subcontract                    8


     Federated Managed Income Fund (Institutional Shares)
     Federated Managed Growth Fund (Institutional Shares)
     Federated Managed Aggressive Growth Fund (Institutional Shares) Federated Short-Term Income Fund (Institutional Service Shares) Federated High Yield Trust
     Fortress Bond Fund
     Federated International Income Fund
     Federated Stock Trust
     Federated Growth Strategies Fund (Class A Shares) (formerly, Federated
       Growth Trust)
     Federated Stock & Bond Fund, Inc.
     Federated International Equity Fund
     Federated Equity Income Fund, Inc. (Class A Shares)
     Federated Utility Fund, Inc.  (Class A Shares)
     Federated Mid-Cap Fund (11/94)
     Federated Mini-Cap Fund (11/94)
     Federated U.S. Government Bond Fund (11/95)
     Federated American Leaders Fund, Inc. (Class A Shares) (11/95) Federated Fund for U.S. Government Securities, Inc. (Class A Shares)
       (11/95)
     Federated High Income Bond Fund, Inc. (Class A Shares) (11/95) Federated Strategic Income Fund (Class A Shares) (11/95)
     Federated U.S. Government Securities Fund:  5-10 Years (Institutional
       Service Shares (2/96)
     Federated Capital Appreciation Fund (Class A Shares) (2/96)

Shareholder Service Fees


FSS subcontract                    9


     1. During the term of this Agreement, FSS will pay Provider a quarterly fee. This fee will be computed at the annual rate of .25 of 1% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as FSS shall from time to time determine and communicate in writing to the Provider.

     2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.